As filed with the United States Securities and Exchange Commission on July 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CENTURY THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-2040295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3675 Market Street

Philadelphia, Pennsylvania 19104

(267) 817-5790
(Address, including zip code, of principal executive offices)

CENTURY THERAPEUTICS, INC. 2018 STOCK OPTION AND GRANT PLAN, AS AMENDED
CENTURY THERAPEUTICS, INC. 2021 EQUITY INCENTIVE PLAN

CENTURY THERAPEUTICS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Osvaldo Flores, Ph.D.

President and Chief Executive Officer

Century Therapeutics, Inc.

3675 Market Street

Philadelphia, Pennsylvania 19104

(267) 817-5790
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey
Jennifer Porter
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, Pennsylvania 19103
(215) 981-4331

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	5,481,735	(2)	$24.08	(3)	$132,000,178.80	$14,401.22
Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	158,976	(4)	$20.00	(5)	$3,179,520.00	$346.89
Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2018 Stock Option and Grant Plan	5,359,292	(6)	$3.89	(7)	$20,847,645.88	$2,274.48
Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	564,071	(8)	$24.08	(3)	$13,582,829.68	$1,481.89
Total	11,564,074		—		$169,610,174.36	$18,504.47

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Century Therapeutics, Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2) Represents 5,481,735 shares of Common Stock authorized for issuance under the Century Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Incentive Plan”) (which represents 5,640,711 shares of Common Stock initially available for grant under the 2021 Incentive Plan minus 158,976 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2021 Incentive Plan).

(3) For purposes of computing the registration fee only.  Pursuant to Rule 457(c) and (h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2021 Incentive Plan and the Century Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) is based upon the average of the high and low prices of the Common Stock on June 25, 2021.

(4) Represents 158,976 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2021 Incentive Plan.

(5) For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2021 Incentive Plan.

(6) Represents 5,359,319 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the Century Therapeutics, Inc. 2018 Stock Option and Grant Plan, as amended (the “2018 Plan”).  No further grants will be made under the 2018 Plan. Any such shares of common stock underlying awards that that are forfeited, canceled, reacquired by the company prior to vesting, satisfied in cash or otherwise terminated, and shares underlying awards that are withheld in settlement of a tax withholding obligation associated with an award or in satisfaction of the exercise price of an award will be available for future grant and issuance under the 2021 Plan.

(7) For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2018 Plan.

(8) Represents 564,071 shares of Common Stock initially authorized for issuance under the 2021 ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the 2018 Plan, 2021 Incentive Plan and 2021 ESPP as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Exchange Act, with respect to item (b) below, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)                 the Company’s prospectus filed with the Commission on June 21, 2021, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-256648) which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)                the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 14, 2021 (File No. 001-40498), together with any amendment thereto filed with the Commission for the purpose of updating such description; and

(c)                 the Registrant’s Current Report on Form 8-K filed with the Commission on June 25, 2021.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished under Item 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items unless such form expressly provides to the contrary) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law (“DGCL”), the Company’s second amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of the Company’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions, or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s second amended and restated certificate of incorporation authorizes the Company to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, the Company’s amended and restated bylaws provide that:

•	the Company may indemnify its directors, officers, and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Company may advance expenses to its directors, officers, and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights provided in the Company’s amended and restated bylaws are not exclusive.

The Company’s second amended and restated certificate of incorporation and its amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. The Company intends to enter into and continue to enter into, separate indemnification agreements with the Company’s directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Company has purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit
4.1	Second Amended and Restated Certificate of Incorporation of Century Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40498) filed on June 25, 2021)

4.2	Amended and Restated Bylaws of Century Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-40498) filed on June 25, 2021)

4.3	Form of Certificate of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-256648) filed on June 14, 2021)

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP as to the legality of the securities being registered

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm for Century Therapeutics, Inc.

Exhibit Number	Description of Exhibit
23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

99.1	Century Therapeutics, Inc. 2018 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.2	Amendment to the Century Therapeutics, Inc. 2018 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.3	Second Amendment to the Century Therapeutics, Inc. 2018 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.4	Third Amendment to the Century Therapeutics, Inc. 2018 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.5	Fourth Amendment to the Century Therapeutics, Inc. 2018 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.6	Fifth Amendment to the Century Therapeutics, Inc. 2018 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.7	Form of Restricted Stock Award Agreement, under the 2018 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.8	Form of Non-Qualified Stock Option Agreement, under the 2018 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.9	Century Therapeutics, Inc. 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1/A (File No. 333-256648) filed on June 14, 2021)

99.10	Form of Stock Option Grant Notice and Award Agreement, under the 2021 Plan (incorporated herein by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.11	Form of Restricted Stock Unit Grant Notice and Award Agreement, under the 2021 Plan (incorporated herein by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-256648) filed on May 28, 2021)

99.12	Century Therapeutics, Inc. 2021 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1/A (File No. 333-256648) filed on June 14, 2021)

* Filed herewith.

Item 9.     Undertakings.

(a)                 The undersigned Company hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 2nd day of July, 2021.

CENTURY THERAPEUTICS, INC.

By:	/s/ Osvaldo Flores, Ph.D.
Osvaldo Flores, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Osvaldo Flores, Ph.D. and Michael Diem, M.D., and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments thereto) under the Securities Act increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Osvaldo Flores, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2021
Osvaldo Flores, Ph.D.

/s/ Michael Diem, M.D.	Chief Business Officer (Principal Financial Officer)	July 2, 2021
Michael Diem, M.D.

/s/ Joseph Jimenez		July 2, 2021
Joseph Jimenez	Chairman, Board of Directors

/s/ Kimberly Blackwell, M.D.		July 2, 2021
Kimberly Blackwell, M.D.	Director

/s/ Cynthia Butitta		July 2, 2021
Cynthia Butitta	Director

/s/ Eli Casdin		July 2, 2021
Eli Casdin	Director

/s/ Alessandro Riva, M.D.		July 2, 2021
Alessandro Riva, M.D.	Director

/s/ Carlo Rizzuto, Ph.D.		July 2, 2021
Carlo Rizzuto, Ph.D.	Director